Exhibit 10.11

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

RPS STANDARD FORM CONTRACT

BY AND BETWEEN

THE NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY

AND

NOBLE ALTONA WINDPARK, LLC

Dated: MARCH 14, 2007

Agreement No. 10075

This Agreement (“Agreement”) is entered into as of March 14, 2007 (the “Effective Date”) by and between the New York State Energy Research and Development Authority (“NYSERDA”), a public benefit corporation, having a principal business address of 17 Columbia Circle, Albany, New York 12203, and Noble Altona Windpark, LLC (“Seller”), a Delaware limited liability company, having a principal business address of 8 Railroad Avenue, Suite 8, Essex, Connecticut 06426. NYSERDA and Seller are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, the New York State Public Service Commission (“PSC”) adopted a Renewable Portfolio Standard (“RPS”) program to address the energy, economic, and environmental objectives of New York State by creating the potential to build new industries in the State based on clean, environmentally responsible energy technologies (See Case 03-E-0188, “Order Regarding Retail Renewable Portfolio Standard” issued and effective September 24, 2004, and subsequent orders under Case No. 03-E-0188 (the “Orders”)) and the Orders designate NYSERDA as the Central Procurement Administrator of the RPS Program and all associated funding; and

WHEREAS, NYSERDA has conducted a competitive Request for Proposals (“RFP 1037”) to procure rights to RPS-eligible renewable energy attributes; and

WHEREAS, NYSERDA RFP 1037, which is incorporated herein and made part hereof, provided, among other things, that this RPS Standard Form Contract (“Agreement”) would be employed to govern the rights and obligations of the Parties; and

WHEREAS, Seller has participated in such competitive solicitation and has been selected by NYSERDA as a winning bidder with respect to the Noble Altona Windpark (“Bid Facility”); and

WHEREAS, the Seller desires to sell to NYSERDA, and NYSERDA desires to purchase from Seller, the RPS-eligible renewable energy attributes (“RPS Attributes,” as defined herein) associated with the energy production of the Bid Facility described in the Application Package filed by Seller (which is incorporated herein, made part hereof, and annexed hereto at Exhibit D), and the Bid Proposal during the Contract Delivery Term, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, this Agreement has been entered into by the Parties to define, among other things, their rights and obligations concerning the generation of RPS Attributes by Seller and delivery of ail right and title to RPS Attributes to NYSERDA, and the payments by NYSERDA to Seller during the term of this Agreement.

Article I

Definitions

The terms defined in this Article I, whenever used in this Agreement (including in any Exhibit hereto), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article or Exhibit are to a Section, Article or Exhibit of or to this Agreement, unless otherwise indicated. The words “hereby”, “herein”, “hereof, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibit) and not merely to the specific section, paragraph or clause in which such word appears. The words “include”, “includes”, and “including” shall be deemed, in every instance, to be followed by the phrase “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” and “$” shall be deemed references to the lawful money of the United States of America.

Actual Annual Production: The amount, in MWh, of the total electric energy produced by the Bid Facility during any Contract Year, measured at the Injection Point.

Actual Annual Eligible Production: The amount, in MWh, of the Actual Eligible Production during a full Contract Year.

Actual Eligible Production: The amount, in MWh, of the electric energy produced by the Bid Facility during any period within a Contract Year, measured at the Injection Point.

Actual Production: The amount, in MWh, of the total electric energy production of the Bid Facility during any period within a Contract Year.

Application Package: The Application Package document submitted by Seller in response to RFP 1037, which is incorporated herein, made part hereof, and annexed hereto as Exhibit D.

Bid Capacity: Bid Capacity shall equal the Bid Quantity Percentage multiplied by the Nameplate Capacity of the Bid Facility. The Bid Capacity under this Agreement shall be 96.90 MW.

Bidder: An entity submitting an Application Package and Bid Proposal in response to RFP 1037. Such entity need not be the owner of the Bid Facility, but must have secured rights to the RPS Attributes from the Bid Facility sufficient to satisfy all performance requirements stated in this RFP and the RPS Standard Form Contract.

Bid Facility: The “Noble Altona Windpark” electric generating station that has been identified and described in the Application Package and Bid Proposal submitted by Seller to RFP 1037, consisting of a specified Nameplate Capacity of 102 MW. The Noble Altona Windpark is an Intermittent Bid Facility.

Bid Price: A single fixed production payment, expressed in $/MWh, applicable to each MWh of RPS Attributes offered as performance throughout the Contract Delivery Term. For all transactions contemplated and consummated under this Agreement, the Bid Price shall be $*** per MWh.

Bid Quantity: The amount, in MWh, of RPS Attributes the Bid Facility expects to proffer as performance under the RPS Standard Form Contract over each Contract Year during the Contract Delivery Term. This number will equal the Expected Annual Eligible Production multiplied by the Bid Quantity Percentage. The Bid Quantity must be the same for each Contract Year throughout the Contract Delivery Term. For all transactions contemplated and consummated under this Agreement, the Bid Quantity shall be *** MWh.

Bid Quantity Percentage: The percentage of the Bid Facility’s Expected Annual Eligible Production that will be committed to performance under this Agreement. For all transactions contemplated and consummated under this Agreement, the Bid Quantity Percentage shall be *** percent (***%), which Bid Quantity Percentage will be applied to Actual Eligible Production in any period during the Contract Delivery Term to establish compliance with contract requirements.

Commercial Operation: A state of operational readiness under which (i) the Bid Capacity is available and physically able to produce electric energy, and (ii) all rights, abilities, permits and approvals to schedule and deliver energy to the Injection Point have been obtained.

Commercial Operation Milestone Date: December 31, 2007, unless extended pursuant to Section 2.08 and/or 15.01 hereto.

Contract Delivery Term: The fixed duration of the period of performance under the RPS Standard Form Contract, which shall commence on the later of (i) January 1, 2008 or, (ii) if the Commercial Operation Milestone Date is extended pursuant to the provisions of Section 2.08, the first day of the month after the Bid Facility commences Commercial Operation and which shall continue thereafter for ten Contract Years.

Contract Security: All amounts provided to NYSERDA by Seller pursuant to Sections 15.01 hereto.

Contract Year: A 12-month period commencing with the beginning of the Contract Delivery Term and each anniversary thereof within the Contract Delivery Term.

Delivery Point: The Delivery Point shall be the Injection Point.

Delivery Requirement: The mandatory electricity delivery requirement applicable to performance under this Agreement, as described at Article III hereto.

Expected Annual Eligible Production: The amount, in MWh, of the Expected Average Annual Production of the Bid Facility, measured at the Injection Point.

Expected Average Annual Production: The expected electric energy production of the entire Bid Facility during any Contract Year.

External Bid Facility: Any Bid Facility not located within the New York Control Area (NYCA); such Bid Facilities are subject to the delivery requirement specified in Article III (External Bid Facility Delivery Requirements).

Injection Point: The generator bus or location where the administrator of the local control area measures, or otherwise determines, energy delivery from the Bid Facility into the local wholesale market.

Intermittent Bid Facility: Intermittent Bid Facilities shall include the following: wind, solar, tidal, ocean, and run-of-river hydroelectric.

Knowledge. Knowledge shall mean actual knowledge of any officer or manager of Seller, or the knowledge that any such person would be expected to have after conducting a reasonable inquiry, whether or not such an inquiry was actually conducted.

Nameplate Capacity: The gross generating capacity of the entire Bid Facility, in MW.

New York Control Area (NYCA): The control area that is under the control of the NYISO which includes transmission facilities listed in the ISO/TO Agreement Appendices A-l and A-2, as amended from time-to-time.

NYISO: The New York Independent System Operator, Inc. that administers the wholesale power markets in New York and manages the physical electrical operations of the New York Control Area (NYCA).

Quantity Obligation: Shall mean, for any period during the Contract Delivery Term, the number of MWh calculated as the Bid Quantity Percentage multiplied by the Actual Eligible Production; subject, however, to adjustments pursuant to Article V (Adjustments).

RPS-eligible Attributes: Shall mean all environmental characteristics, claims, credits, benefits, emissions reductions, offsets, allowances, allocations, howsoever characterized, denominated, measured or entitled, attributable to the generation of Actual Eligible Production by a Bid Facility. One RPS-eligible Attribute shall be created upon the generation by a Bid Facility of one MWh of Actual Eligible Production. RPS-eligible Attributes include but are not limited to: (i) any direct emissions of pollutants to the air, soil or water; (ii) any avoided emissions of pollutants to the air soil or water including but not limited to sulfur oxides (SOx), nitrogen oxides (NO), carbon monoxide (CO), particulate matter and other pollutants; (hi) any avoided emissions of carbon dioxide (CO2), methane (CH4) and other greenhouse gases (GHGs) that have been or may be determined by the United Nations Intergovernmental Panel on Climate Change to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere; (iv) all set-aside allowances and/or allocations from emissions trading programs, including but not limited to allocations available under 6 NYCRR §§ 204, 237 and 238; and (v)

all credits, certificates, registrations, recordations, or other memorializations of whatever type or sort, representing any of the above.

RPS-eligible Attributes do not include (i) any energy, capacity, reliability or other power products, such as ancillary services; (ii) production tax credits associated with the construction or operation of the Bid Facility or other financial incentives in the form of credits, reductions, or allowances associated with the Bid Facility that are applicable to a state or federal income taxation obligation; (iii) fuel-related subsidies or “tipping fees” that may be paid to the Seller to accept certain fuels, or local subsidies received by the generator for the destruction of particular pre-existing pollutants or the promotion of local environmental benefits; or (iv) emission reduction credits encumbered or used by the Bid Facility for compliance with local, state, or federal operating and/or air quality permits.

RPS Attributes: The RPS-eligible Attributes offered and delivered as performance during the Contract Delivery Term. See Articles II, III, and IV.

Substitute Bid Facility: Any Bid Facility that has submitted a complete Application Package and has been qualified through Step One of RFP 1037 and is not committed to perform under a Standard Form Contract awarded under RFP 1037 or any previous NYS RPS procurement.

Article II

Purchase and Sale of Rights to RPS Attributes

Section 2.01. On the terms and subject to the conditions and provisions of this Agreement, Seller agrees to sell, assign, convey and deliver to NYSERDA, and NYSERDA agrees to purchase from the Seller, all right, title and interest in the RPS Attributes associated with the Quantity Obligation of the Bid Facility during each month of the Contract Delivery Term.

Section 2.02. Such right, title and interest shall include perpetual and exclusive rights to all RPS Attributes, including but not limited to the exclusive rights to claim, consistent with New York State Environmental Disclosure rules: (a) that the energy associated with RPS Attributes was generated by the Bid Facility; and (b) that New York State and or the RPS Program is responsible for the reductions in emissions and/or other pollution resulting from the generation of the Bid Facility’s energy.

Section 2.03. At the time of such sale, assignment and conveyance by Seller to NYSERDA, the RPS Attributes shall be free and clear of all liens, judgments, encumbrances and restrictions.

Section 2.04. Assignment and Transfer of Rights to RPS Attributes. The assignment and transfer (“Transfer”) of RPS Attributes to NYSERDA shall be accomplished through their inclusion on the Certification and Assignment of Rights Form, which must accompany each invoice. Should the PSC or NYSERDA create, sanction, adopt or begin participation in a tracking system or accounting for generation attributes or certificates associated with generation in the New York Control Area, Transfer will also include the delivery of the attributes or certificates associated with each RPS Attribute, at the earliest time such certificates or attributes become available for delivery, to an account designated by NYSERDA.

Section 2.05. In the event that Seller must apply for or take some other action under any emission-trading or other regime other than the NY RPS in order to secure a claim, title, ownership, or rights of any type, nature or sort to any RPS-eligible Attributes associated with Quantity Obligations, or any certification, registration, verification or other memorialization of the creation of such RPS-eligible Attributes by the Bid Facility to which Seller may be entitled (Title), Seller shall (i) take all actions necessary to apply for and secure such Title, to the maximum extent to which Seller is entitled, (ii) provide NYSERDA with evidence of taking such action; and (iii) Transfer such Title to NYSERDA whenever so secured.

Section 2.06. NYSERDA’s obligations under this Agreement are expressly conditioned on the eligibility of Seller’s Bid Facility, at the time of execution of this Agreement and throughout the duration of the Contract Delivery Term, under the Main Tier eligibility rules and requirements, as such requirements existed on December 12, 2006, as originally stated at Appendix C to the September 24, 2004 Order and as modified by subsequent Orders. Bid Facilities selected under this RFP will not be subject to subsequent changes in RPS eligibility rules; however, in the event that the Bid Facility fails to maintain eligibility consistent with the RPS requirements as they existed on December 12, 2006 such ineligibility will extend to the attributes emanating from the Bid Facility

Section 2.07. NYSERDA’s obligations to purchase RPS Attributes and to make payment under this Agreement are conditional on the ability of Seller to demonstrate to the satisfaction of the DPS that the creation of and title to the RPS-eligible Attributes is sufficiently verifiable for purposes of the New York Environmental Disclosure Program. Solely for purposes of this Agreement, RPS Attributes emanating from Bid Facilities participating in the NEPOOL Generation Information System or the Pennsylvania-Jersey-Maryland Generation Attribute Tracking System are deemed sufficiently verifiable for this purpose.

Section 2.08. NYSERDA’s obligations to purchase RPS Attributes and to make payment under this Agreement are conditional on the commencement by the Bid Facility of Commercial Operation at a minimum of 80 percent of the Bid Capacity on or before the Commercial Operation Milestone Date. The Commercial Operation Milestone date shall be December 31, 2007; Seller may elect to extend the Commercial Operation Milestone Date to November 1, 2008 if such election is made by written Notice to NYSERDA on or before December 1, 2007 and such election is accompanied by additional Contract Security in the amount of three dollars ($3.00) multiplied by the Bid Quantity.

Section 2.09. Subject to authorization by the PSC, NYSERDA shall be free to sell, assign, transfer or otherwise subject to any encumbrance, any of the RPS Attributes or the right, title and interest to the RPS Attributes NYSERDA shall acquire under this Agreement, at any time and from time to time to any entity and on such terms and conditions as NYSERDA may desire. Any financial or other consideration received by NYSERDA from any such action shall inure solely to NYSERDA’s benefit, to be applied as NYSERDA determines as the Central

Procurement Administrator of the RPS Program, and shall not affect the Seller’s obligations under the terms of this Agreement.

Section 2.10. Suspension of Performance. Seller may, at its option, and upon sufficient notice to NYSERDA, suspend its obligation to deliver RPS-eligible Attributes to NYSERDA, in whole or in part, if such RPS-eligible Attributes are sold into the New York State voluntary market or pursuant to a New York State Executive Order 111 or other mandated New York State governmental procurement. Such notice must be written, as provided under Section 19.01 hereto, must be provided to NYSERDA at least one month prior to the commencement of the requested suspension period, must identify the quantity of the RPS-eligible Attributes as to which delivery is to be suspended and the duration of such suspension, which shall be no less than six (6) months in duration. The quantity suspended may be either a specific percentage of the Quantity Obligation or a specific quantity of RPS Attributes to be suspended each month during the suspension period; in either case the quantity to be suspended must exceed the lower of (i) ten percent (10%) of the Bid Quantity or (ii) one thousand (1,000) RPS-eligible Attributes per month. During each month during the period of suspension, Seller shall present documentation to NYSERDA establishing that the RPS-eligible Attributes created during the prior month as to which delivery has been suspended were either (a) settled into an account of an entity serving retail load in New York (“LSE”) or otherwise accounted for as a part of the residual system mix for purposes of the Environmental Disclosure Program administered by the Department of Public Service, or (b) should a New York renewable energy generation certificate system (“REC”) or other automated tracking system enter operation during the suspension period, documentation from such system administrator verifying the retirement of such RPS-eligible Attributes and/or RECs into a voluntary customer account in New York, including accounts associated with compliance with a mandated New York State governmental procurement. The suspension of RPS-eligible Attributes shall not relieve or excuse Sellers from compliance with the Delivery Requirement for suspended RPS Attributes.

Section 2.11. Substitution of Bid Facility. At any time on or before September 1, 2007, Seller may request a novation or modification to this Agreement to designate one or more Substitute Bid Facilities in replacement of the Bid Facility designated herein for performance under this Agreement. Such request must be in writing; consent by NYSERDA will not be unreasonably denied. Consent by NYSERDA is conditioned on the ability of NYSERDA and Seller to agree upon modifications to this Agreement necessary to accomplish the substitution. Should NYSERDA consent to a substitution, all amounts provided by Seller as Contract Security must remain in force or be replaced prior to the execution of the novation or other modification. Under no circumstance shall the Bid Quantity be increased. NYSERDA will not permit the substitution of an External Bid Facility for a Bid Facility within the NYCA.

Article III

External Bid Facility Delivery Requirements.

Not applicable.

Article IV

Payment

Section 4.01. Invoices. Seller shall submit monthly invoices throughout the term of this Agreement for RPS Attributes created in the prior month during the Contract Delivery Term. Such invoices shall be addressed to the attention of “Accounts Payable,” and shall include a statement of the amount due and payable by NYSERDA to Seller, which amount shall be calculated in accordance with Section 4.02; such invoices shall also identify any RPS Attributes which Seller wishes to carry forward to future Contract Years, and may include a request for payment for RPS Attributes Transferred in prior Contract Years pursuant to Section 4.05. All such invoices must and shall be accompanied by a completed Certification and Assignment of Rights Form, in the form provided at Exhibit B hereto, and must otherwise demonstrate the Transfer of the RPS Attributes. All invoices must be accompanied by a completed Hourly Data Report.

Section 4.02. Payment. NYSERDA will make payment to Seller of the amount of Quantity Obligation in MWh invoiced. NYSERDA may adjust payments to subsequent invoices consistent with NYISO or other local control area billing settlement true-up procedures, based on actual metered production data measured at the injection point, actual and verified data reflecting deliveries to the Delivery Point from the Bid Facility, and/or based on the number of RPS Attributes Transferred. NYSERDA will not pay for RPS Attributes beyond the maximum it is required to purchase under this Agreement, in accordance with Sections 4.04 and 4.05. Amounts payable in a given month shall be calculated as the multiplicative product of (a) the Actual Eligible Production of the Bid Facility during the prior month; (b) the Bid Quantity Percentage; and (c) the Bid Price. In addition, payment will be made for RPS Attributes Transferred to NYSERDA in accordance with Article II during a prior Contract Year, to the extent such payment is consistent with Section 4.05 hereto.

Section 4.03. Prompt Payment Policy. NYSERDA will make payments to the Seller in accordance with and subject to its Prompt Payment Policy Statement, attached hereto as Exhibit F. The Seller shall be notified by NYSERDA in accordance with Section 5.04.4 of such Exhibit F of any information or documentation that the Seller did not include with such invoice. Such payments shall be made by check or wire transfer to an account designated by the Seller. NYSERDA will not pay any invoice not accompanied by a completed Certification and Assignment of Rights Form and a completed Hourly Data Report.

Section 4.04. Maximum Commitment/Limitation. The maximum number of RPS Attributes NYSERDA shall be obligated to purchase under this Agreement shall be equal to 105 percent of the Bid Quantity multiplied by the number of years in the Contract Delivery Term. The maximum aggregate amount payable by NYSERDA to Seller hereunder is *** dollars ($***). Should Seller elect to suspend performance under Section 2.10, such maximum aggregate amounts will be modified by subtracting any periods of Suspension from the number of Contract Years, and by reducing the Bid Quantity by the number of RPS Attributes suspended.

Section 4.05. Carry Forward of RPS Attributes. During any Contract Year, the maximum number of RPS Attributes NYSERDA shall be obligated to purchase under this Agreement shall be equal to 110% percent of the Bid Quantity. Seller will be permitted to carry forward RPS Attributes in excess of 110% of the Bid Quantity for payment in subsequent Contract Years during which the Quantity Obligation is less than 110 % of the Bid Quantity. All RPS Attributes that Seller wishes to carry forward to subsequent Contract Years must be Transferred to NYSERDA during the month following their creation; such RPS Attributes must be assigned by the Certification and Assignment of Rights Form for such month (See Section 2.04).

Article V

Adjustments

Section 5.01. True-Up Adjustments. NYSERDA may adjust payments to subsequent invoices consistent with NYISO or other control-area billing settlement true-up procedures, based on actual metered production data reflecting deliveries to the Delivery Point.

Section 5.02. Other Adjustments. NYSERDA may adjust its contractual Payment obligations under this Agreement under the following circumstances:

(a) Not applicable.

(b) Should an Intermittent Bid Facility’s Quantity Obligation fail to achieve 80% of the Bid Quantity for three (3) consecutive Contract Years, the Bid Quantity will be modified for the remainder of the Contract Delivery Term to equal the average Actual Annual Eligible Production over that three-year period multiplied by the Bid Percentage.

(c) Not applicable.

(d) Not applicable.

(e) Should Seller fail to reasonably demonstrate, through its submittal of the Economic Benefits Report as so required by Section 6.03 below, the actualization of at least *** percent of the sum of the Expected Total Dollars (in dollars per MW of Bid Capacity) of the projected economic benefits included at Section 3 of the Bid Proposal (Economic Benefits Created by the Bid Facility)($*** x *** = $***), NYSERDA may reduce the Bid Price payable for the remainder of the Contract Delivery Term to an amount equal to the Bid Price multiplied by (the demonstrated amount divided by the Expected Total Dollars). Amounts included by Seller at Section 3, subsection (a) (Payments to New York State and/or its Municipalities) that have been or are subject to tax credits under the New York State Empire Zones program will not be included in, nor will such amounts be recognized as demonstrated for purposes of, this calculation.

Article VI

Records and Reports

Section 6.01. Monthly Reports. Sellers shall submit with each invoice an hourly data report (“Hourly Data Report”) including hourly electricity generation data measured at the Injection Point, in Microsoft Excel format or such other format to be agreed upon. NYSERDA will also require the Seller to provide detailed monthly market accounting settlement or other pertinent data from the administrator(s) of the energy market into which energy from the Bid Facility was delivered and from the administrator of any attribute accounting system operating in such control area. Seller may be required to waive confidentiality, as to NYSERDA, for the direct transfer to NYSERDA by an energy market administrator of transactional and/or delivery information and data pertinent to the verification of RPS Attribute creation and electricity delivery.

Section 6.02. Progress Reports. On a bi-monthly or more frequent schedule beginning with the Effective Date and continuing through the commencement of the Contract Delivery Term, Seller shall provide written reports to NYSERDA, which reports shall be in letter form, and which shall describe (1) Seller’s progress in obtaining and securing all required environmental or other permits and/or local approvals; (2) the status of development and/or construction planning or activities with regard to the Bid Facility; (3) the status of the interconnection process between the Bid Facility and the administrator of the control area; and (4) purchases, delivery, and/or installation of any major equipment associated with the Bid Facility. Such reports shall also include copies of any permits or approvals granted and/or copies of any correspondence of any type denying or refusing any permit or approval.

Section 6.03. Economic Benefits Report. Sellers shall submit a report including documentation demonstrating the actual economic benefits that resulted from the construction and operation of the Bid Facility. Such report should include copies of sufficient records and documentation relating to employment, purchases, and other payments necessary to demonstrate the economic benefits created by the Bid Facility under the categories listed under Section 3 of RFP 1037. Seller will be required to submit such report within sixty (60) days of the third anniversary of the Commercial Operation MilestoneDate.

Section 6.04. Annual Economic Report. Sellers shall submit, annually for the duration of the Contract Delivery Term, a report identifying the number of short and long-term jobs actually created as a result of the development, operation and/or construction of the Bid Facility. Such report shall also include an accounting of all payments made to any State, municipal or local governmental entity, and any payments made for the usage of land or fuel purchases. Such report shall be filed with NYSERDA within sixty (60) days of each anniversary of the Commercial Operation Milestone Date.

Section 6.05. Additional Documents. On or before March 27, 2007, Seller shall provide to NYSERDA:

(a) certificates, dated as of the most recent practicable date prior to the Effective Date, issued by the Delaware Secretary of State confirming the corporate good standing of the Seller;

(b) a certificate of an appropriate officer of the Seller, dated as of the Effective Date, in form and substance reasonably satisfactory to NYSERDA and certifying: (1) the names and signatures of the officers of the Seller authorized to sign a Certification and Assignment of Rights Form and any other documents to be delivered hereunder, and (2) the accuracy and completeness of resolutions of the Seller, authorizing and approving all matters in connection with the transactions contemplated thereby.

(c) Seller shall promptly provide NYSERDA with updated and corrected versions of the above-referenced certificates upon any change in the information provided therein.

Section 6.06. Maintenance of Records. The Seller shall keep, maintain, and preserve at its principal office throughout the term of the Agreement and for a period of seven (7) years following the expiration of this Agreement, full and detailed books, accounts, and records pertaining to Seller’s performance under the Agreement, including without limitation, all bills, invoices, payrolls, subcontracting efforts and other data evidencing, or in any material way related to, the direct and indirect costs and expenses incurred by the Seller in the course of such performance.

Article VII

Audit

Section 7.01. Audit. NYSERDA shall have the right from time to time and at all reasonable times during the term of the Agreement and such period thereafter to inspect and audit any and all books, accounts and records pertaining to Seller’s performance under this Agreement, at the office or offices of the Seller where they are then being kept, maintained and preserved. If such books, accounts and records are not kept at an office within the State of New York, within a reasonable time of a request by NYSERDA, Seller shall make such books, accounts and records available to NYSERDA at NYSERDA’s offices or at an agreed upon location within the State of New York. Any payment made under this Agreement shall be subject to retroactive adjustment (reduction or increase) regarding amounts included therein which are found by NYSERDA on the basis of any audit of the Seller by an agency of the United States, the State of New York or NYSERDA not to constitute a properly invoiced amount.

Section 7.02. Eligibility Audit. NYSERDA may require periodic audits of the Bid Facility to verify that the Bid Facility remains eligible under the eligibility rules and requirements, as such requirements existed on December 12, 2006. Prior to any material modification of the Bid Facility, including but not limited to any modification that is expected to result in a change in the Nameplate Capacity of the Bid Facility, Seller shall provide NYSERDA with written Notice and will provide to NYSERDA a written description of the planned modification.

Article VIII

Assignments

Section 8.01. General Restrictions. Except as specifically provided otherwise in this Article, the assignment, transfer, conveyance, subcontracting or other disposal of this Agreement or any of the Seller’s rights, obligations, interests or responsibilities hereunder, in whole or in part, without the express consent in writing of NYSERDA shall be void and of no effect as to NYSERDA. Such consent shall not be unreasonably withheld.

Section 8.02. Seller may, without NYSERDA’s prior written consent, grant a security interest in or assign this Agreement as collateral in connection with financing arrangements.

Section 8.03. Either Party may, upon written notice, assign its rights and obligations hereunder, or transfer such rights and obligations by operation of law, to any entity with which or into which such Party shall merge or consolidate or to which such Party shall transfer all or substantially all of its assets, provided that such other entity agrees to be bound by the terms hereof and provided further, that such other entity’s creditworthiness is comparable to or higher than that of such Party at the time this Agreement was executed and such Party is not relieved of any obligation or liability hereunder as a result of such assignment.

Article IX

Seller’s Warranties and Guarantees

Section 9.01. As a material inducement to NYSERDA to enter into this Agreement, Seller makes the following warranties and guarantees, all of which shall survive the execution and delivery of this Agreement:

(a)                    (1) that Seller is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (2) has or will have all requisite corporate power, and has or will have all material governmental permits necessary to own its assets or lease and operate its properties and carry on its business as now being or as proposed to be conducted, to construct, finance, own, maintain and operate the Bid Facility, to execute and deliver this Agreement, and to consummate the transactions contemplated herein; and (3) is qualified to do business and is in good standing in all jurisdictions necessary for Seller to perform its obligations under this Agreement.

(b)                   that the execution, delivery and performance by Seller, the entry into this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement: (1) have been duly authorized by all requisite corporate action (including any required action of its members); and (2) will not (i) violate any applicable provision of law, statute, rule, regulation or order of any governmental agency of which Seller has Knowledge, or any provision of the limited liability company agreement or other governing documents of Seller; (ii) violate, conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a material default or event of default under any indenture, agreement (including the respective limited liability company agreements of Seller), mortgage, deed of trust, note, lease, contract or other instrument to which Seller is a party or by which it or any of its property is bound; or (iii) result in the creation or imposition of any lien upon any property or assets of the Seller.

(c)                    that the Bid Facility is or will be eligible under the Order and that it will remain so throughout the Contract Delivery Term.

(d)                   that the RPS Attributes, as to which right and title is to be transferred to NYSERDA under this Agreement, are eligible and compliant with the Renewable Portfolio Standard;

(e)                    that the RPS Attributes, as to which right and title is to be transferred to NYSERDA under this Agreement, are free and clear of any liens, encumbrances and/or defects of title;

(f)                      that the RPS Attributes, as to which right and title is to be Transferred to NYSERDA under this Agreement shall not have otherwise been, nor will be sold, retired, claimed or represented as part of electricity output or sales, or used to satisfy obligations in any other jurisdiction;

(g)                   that Seller will comply with all general and special Federal, State, municipal and local laws, ordinances and regulations, if any, that may in any way affect the performance of this Agreement;

(h)                   that this Agreement and each Certification and Assignment of Rights Form will be duly executed and delivered by Seller and will constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with the terms thereof;

(i)                       that the Seller has no Knowledge of any patent issued under the laws of the United States or any other matter which could constitute a basis for any claim that Seller’s performance under this Agreement will infringe any patent or otherwise interfere with any other right of any Person;

(j)                       that there are no existing undisclosed or threatened legal actions, claims, or encumbrances, or liabilities that may adversely affect Seller’s performance of this Agreement or NYSERDA’s rights hereunder;

(k)                    that Seller has no Knowledge that any information or document or statement furnished by the Seller in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement not misleading under the circumstances in which they were made;

(l)        that Seller shall not, and shall not cause or permit any voluntarily abandonment of the development, construction or operation of the Facility;

(m)      Seller certifies that all information provided to NYSERDA with respect to State Finance Law Sections 139-j and 139-k is complete, true and accurate as of the date delivered.

Article X

NYSERDA’s Warranties and Guarantees

Section 10.01. As a material inducement to Seller to enter into this Agreement, NYSERDA makes the following warranties and guarantees, all of which shall survive the execution and delivery of this Agreement:

(a)                    that NYSERDA is an instrumentality of the State of New York and a public authority and public benefit corporation, created under the New York State Public Authorities Law, validly existing and in good standing under the laws of the State of New York.

(b)                   that NYSERDA has all necessary power and authority to execute and deliver this Agreement and all other agreements contemplated herein and hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by NYSERDA of this Agreement and all other agreements contemplated herein and hereby and the consummation of the transactions contemplated hereby and thereby have been or, if not yet executed and delivered, will be when executed and delivered, and no other actions or proceedings on the part of NYSERDA are necessary to authorize this Agreement or any other agreement contemplated herein and hereby or the consummation of the transactions contemplated hereby and thereby.

(c)                    that the execution, delivery and performance by NYSERDA of this Agreement will not (1) violate any applicable provision of law, statute, rule, regulation or order of any governmental agency or, any provision of the Public Authorities Law; (2) violate, conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a material default or event of default under any indenture, agreement, mortgage, deed of trust, note, lease, contract or other instrument to which NYSERDA is a party or by which NYSERDA or any of its property is bound; or (3) result in the creation or imposition of any lien upon any property or assets of NYSERDA. This Agreement will not conflict with any other agreement or contract to which NYSERDA is a party.

(d)                   that this Agreement has been duly executed and delivered by NYSERDA and constitutes the legal, valid and binding obligation of NYSERDA enforceable against NYSERDA in accordance with the terms thereof.

(e)                    that NYSERDA is familiar with and in compliance with all general and specific laws, except where the failure to so comply would not result in a material adverse effect on NYSERDA’s ability to perform its obligations.

(f)                      that there is no action, suit or claim at law or in equity, or before or by a governmental authority pending or, to the best knowledge of NYSERDA after due inquiry, threatened against NYSERDA or affecting any of its properties or assets which could reasonably be expected to result in a material adverse effect on NYSERDA’s ability to perform its obligations.

(g)                   that as a public benefit corporation and instrumentality of the State of New York, NYSERDA may not file, and is not subject to the involuntary filing of a petition for relief pursuant to the United States Bankruptcy Code.

Article XI

Indemnification

Section 11.01. Indemnification. Seller shall protect, indemnify and hold harmless NYSERDA and the State of New York from and against all liabilities, losses, claims, damages, judgments, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ and/or experts’ fees and expenses) imposed upon or incurred by or asserted against NYSERDA or the State of New York resulting from, arising out of or relating to Seller’s performance under this Agreement. The obligations of Seller under this Article shall survive any expiration or termination of this Agreement, and shall not be limited by any enumeration herein of required insurance coverage.

Article XII

Insurance

Section 12.01. Maintenance of Insurance; Policy Provisions. The Seller, at no cost to NYSERDA, shall maintain or cause to be maintained, commencing on or before April 15, 2007 and continuing throughout the duration of the Contract Deliver Term, insurance of the types and in the amounts specified in the Section hereof entitled Types of Insurance. All such insurance shall be evidenced by insurance policies, each of which shall:

(a)         name or be endorsed to cover NYSERDA and the State of New York as additional insureds;

(b)        provide that such policy may not be cancelled or modified until at least 30 days after receipt by NYSERDA of written notice thereof; and

(c)         be reasonably satisfactory to NYSFRDA in all other respects.

Section 12.02. Types of Insurance. Seller shall be required to maintain commercial general liability insurance for bodily injury liability, including death, and property damage liability, incurred in connection with the performance of this Agreement, with minimum limits of $2,000,000 in respect of claims arising out of personal injury or sickness or death of any one person; $2,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster; and $2,000,000 in respect of claims arising out of property damage in any one accident or disaster.

Section 12.03. Delivery of Policies; Insurance Certificates. On or before April 15, 2007, Seller shall deliver to NYSERDA certificates of insurance issued by the respective insurers, indicating the Agreement number thereon, evidencing the insurance required by this Article and bearing notations evidencing the payment of the premiums thereon or accompanied by other evidence of such payment satisfactory to NYSERDA. In the event that any policy furnished or carried pursuant to this Article will expire on a date prior to the expiration date of this Agreement, Seller, not less than 15 days prior to such expiration date, shall deliver to NYSERDA certificates of insurance evidencing the renewal of such policies, and Seller shall promptly pay all premiums thereon due. In the event of threatened legal action, claims, encumbrances, or liabilities that may affect NYSERDA hereunder, or if deemed necessary by NYSERDA due to events rendering a review necessary, upon request Seller shall deliver to NYSERDA a certified copy of each policy.

Article XIII

Events of Default

Section 13.01. Event of Default. For the purposes of this Agreement, “Event of Default” shall mean any of the following:

(a)       Representations and Warranties. Any representation or warranty made in this Agreement that shall prove to have been false or misleading in any material respect as of the time made or deemed to be made; or

(b)       Other Obligations. A Party shall default in the performance of any of its obligations under this Agreement and such default shall continue unremedied for a period of 30 days after Seller receives Notice or otherwise has actual knowledge thereof; or

(c)       Voluntary Proceedings. A Party shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (b) make a general assignment for the benefit of its creditors; (c) commence a voluntary case under the Bankruptcy Code; (d) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; (e) fail to convert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code: or (f) take any corporate action for the purpose of effecting any of the foregoing: or

(d)       Involuntary Proceedings. A proceeding or case shall be commenced against a Party, without its application or consent, in any court of competent jurisdiction, seeking (a) its

Liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts; (b) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets; or (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against a Party, shall be entered in an involuntary case under the Bankruptcy Code; or

(e)       Judgments. A judgment or judgments for the payment of money in the amount of $1,000,000 or more shall be rendered by a court or courts against Seller, and the same shall not be paid or otherwise discharged for a period of more than 60 days unless such judgment has been stayed, released or vacated; or

(f)        Unauthorized Transfer. The transfer or attempted transfer by Seller to any transferee other than NYSERDA of any RPS Attribute associated with this Agreement, except as authorized pursuant to Section 2.10 of this Agreement.

(g)       Commercial Operation. Failure of the Bid Facility to commence Commercial Operation at a minimum of 80 percent of the Bid Capacity on or before the Commercial Operation Milestone Date (December 31, 2007, unless extended pursuant to Section 2.08 of this Agreement).

(h)       Abandonment. Seller’s abandonment of the Facility or its intentional delay of completion of construction in connection therewith;

(i)        Failure to Produce. The failure of the Quantity Obligation of any Bid Facility to achieve at least 65 percent of the Bid Quantity during any Contract Year.

(j)        Failure to Deliver. Not applicable.

(k)       Failure to Transfer RPS Attributes. The failure by Seller to Transfer rights to NYSERDA in the RPS Attributes associated with the Quantity Obligation of the Bid Facility, in conformity with Article II.

Section 13.02. Effect of an Event of Default. In addition to any other remedy available to it under this Agreement or under applicable Law, upon any occurrence of an Event of Default, the non-defaulting Party shall be entitled to suspend performance of its obligations under this Agreement until the earlier of such time as (a) such Event of Default has been cured, or (b) the non-defaulting Party has elected to terminate this Agreement pursuant to Article XIV below.

Article XIV

Termination

Section 14.01. Termination. This Agreement may be terminated:

(a)                    at any time by either NYSERDA or Seller if: (1) an Event of Default occurs (and following the expiration of any applicable cure period), (2) the Party seeking to terminate this Agreement hereunder is the non-defaulting Party, and (3) the non-defaulting Party has not waived such Event of Default in writing;

(b)                   at any time by the mutual written consent of Seller and NYSERDA;

(c)                    unless otherwise mutually agreed upon by NYSERDA and Seller in writing, on the expiration of the Contract Delivery Term (subject to Section 18.03 of this Agreement);

(d)                   by Seller, on or before July 15, 2007;

(e)                    by Seller, after January 1, 2008 and on or before January 8, 2008, if: (1) less than 60 percent of the Bid Capacity of the Bid Facility has commenced Commercial Operation by December 31, 2007; AND (2) the “placed in service” eligibility deadline date under the Federal Production Tax Credit (see 26 U.S.C. § 45, et seq.) has NOT been extended beyond December 31, 2007 by at least ten (10) months;

(f)                      by NYSERDA in the event it is found that the certification filed by the Seller in accordance with State Finance Law Sections 139-j and 139-k was intentionally false or intentionally incomplete;

(g)                   by NYSERDA in the event it is found that the certification filed by the Seller in accordance with New York State Tax Law Section 5-a was intentionally false when made.

Section 14.02. Effect of Termination. Except as otherwise set forth in Section 18.03 below, in the event of a termination of this Agreement as provided in Section 14.01 above, neither Party shall have any further right or obligation hereunder. In addition, the Parties hereto agree that irreparable damage would occur in the event that NYSERDA could not obtain rights to RPS Attributes pursuant this Agreement from the date of Event of Default in which Seller was the Defaulting Party, and accordingly, each Party hereby agrees that NYSERDA shall be entitled to elect to compel specific performance of this Agreement to compel the delivery of Certification and Assignment Forms and Transfer of all RPS-eligible Attributes that the Bid Facility produces following the date of any termination for such an Event of Default in accordance with the terms hereof, together with any other remedy at law or equity available to NYSERDA in connection therewith, without the necessity of demonstrating the inadequacy of money damages. In addition, for any termination by NYSERDA or Seller prior to the date of commencement of Commercial Operations, NYSERDA shall be entitled only to Stipulated Damages pursuant to Article XV.

Section 14.03. Good Faith Negotiation. Both Parties agree that, should any dispute arise during the term of this Agreement, the Parties will make a good faith, though non-binding effort to reconcile any difference or dispute before the filing of an action in any court.

Article XV

Contract Security

Section 15.01. On or before March 27, 2007, Seller shall provide to NYSERDA Contract Security, in the form of cash, certified funds, or a Letter of Credit conforming to the requirements below, in an amount equal to the product of (1) Bid Quantity and (2) six dollars ($6.00). In the event that Seller elects to extend the Commercial Operation Milestone Date pursuant to Section 2.08, Seller shall provide additional Contract Security, on or before December 1, 2007, in an amount equal to the product of (1) Bid Quantity and (2) three dollars ($ 3.00).

Section 15.02. Letter of Credit. A Letter of Credit shall be a clean unconditional and irrevocable standby letter of credit in favor of NYSERDA as beneficiary, issued for direct payment by a bank which is a member of the New York Clearinghouse Association, substantially in the form of the letter of credit attached hereto as Exhibit C (“Letter of Credit”), in a face amount equal to the Contract Security Amount, and which Letter of Credit shall provide that the issuing bank will pay to NYSERDA amounts in aggregate up to that same face amount upon presentation of only the Sight Draft in the amount to be drawn and the Payment Certificate, in the form of Annex A and Annex B, respectively, to the Letter of Credit, and have an expiration date not shorter than one (1) year. Should the Bid Facility not have commenced Commercial Operation by a date 30 days prior to the expiration date of the letter of Credit, and Seller not having provided NYSERDA or arranged with NYSERDA to provide a substitute Letter of Credit prior to such expiration, NYSERDA shall be thereupon entitled to draw on the Letter of Credit for the full amount then outstanding and the funds received shall be held by NYSERDA until a substitute Letter of Credit has been provided, or for application against subsequent obligations of Seller.

Section 15.03. Replacement. Any assignee within Article VIII of this Agreement shall, simultaneously with its receipt of the assignment, deliver to NYSERDA a Replacement Letter of Credit meeting the requirements of this Article, and NYSERDA shall, within twenty (20) business days after receipt of a compliant Replacement Letter of Credit, return the original Letter of Credit to Seller. Upon the failure of an assignee to deliver a compliant Replacement Letter of Credit to NYSERDA simultaneously with its receipt of the assignment, NYSERDA shall be thereupon entitled to draw on the Letter of Credit for the full amount then outstanding and the funds received shall be held by NYSERDA for application against subsequent obligations of Seller and/or the assignee under this Agreement.

Section 15.04. Refund of Security. The amount provided by Seller as Contract Security will be returned or refunded to Seller by NYSERDA as follows:

a.	In the amount of fifty percent (50%) of the amount provided if the Bidder elects to terminate this Agreement on or before July 15, 2007.

b.

In its entirety if the Bid Capacity of the Bid Facility that enters Commercial Operation on or before the Commercial Operation Milestone Date is equal to or greater than the Bid Capacity of the Bid Facility described in the Bid Proposal.

c.

At a prorated amount if the Bid Capacity of the Bid Facility that enters Commercial Operation on or before the Commercial Operation Milestone Date is less than the Bid Capacity of the Bid Facility described in the Bid Proposal. Such amount that will be returned, expressed as a percentage of the total Contract Security, will be equal to Bid Capacity of the Bid Facility that enters Commercial Operation on or before the Commercial Operation Milestone Date divided by the Bid Capacity of the Bid Facility described in the Bid Proposal.

Section 15.05. Retention Security. Amounts provided by Seller as Contract Security will be retained by NYSERDA as follows:

a.	In the amount of (50%) of the amount provided if the Bidder elects to terminate this Agreement on or before July 15, 2007;

b.

At a prorated amount if the Bid Capacity of the Bid Facility that is in Commercial Operation on the Commercial Operation Milestone Date is less that the Bid Capacity of the Bid Facility described in the Bid Proposal. Such amount that will be retained, expressed a percentage of the total Contract Security, will be equal to the Bid Capacity of the Bid Facility described in the Bid Proposal minus the Bid Capacity of the Bid Facility that enters Commercial Operation on or before the Commercial Operation Milestone Date; divided by the Bid Capacity of the Bid Facility described in the Bid Proposal.

c.	In its entirety if the Seller elects to terminate the contract under Section 14.01(e) of the RPS Standard Form Contract.

Section 15.06. Stipulated Damages. NYSERDA and Seller hereby agree, acknowledge and stipulate that NYSERDA’s retention of amounts provided by Seller as Contract Security pursuant to Article XV, in the proportions stated within this Article, is fair and reasonable under the circumstances and in light of the uncertainty and inability to adequately quantify the harm that would result to NYSERDA as a result of the events that permit NYSERDA to retain such amounts of the Contract Security.

Article XVI

Force Majeure

Section 16.01. Force Majeure. Neither Party hereto shall be liable for any failure or delay in the performance of its respective obligations hereunder if and to the extent that such delay or failure is due to a cause or circumstance beyond the reasonable control of such Party, including, without limitation, acts of God or the public enemy, expropriation or confiscation of land or facilities, compliance with any law, order or request of any Federal, State, municipal or local governmental authority, acts of war, rebellion or sabotage or damage resulting therefrom, fires, floods, storms, explosions, accidents, riots, or strikes. Variability in the frequency or force of the wind, of rainfall, or of water levels will in no event constitute force majeure events. Failure by Seller to obtain or secure any permit or approval or delay in obtaining any permit or approval of any sort with regard to Seller’s performance under the Agreement shall not constitute a force majeure event.

Article XVII

Compliance with Certain Laws

Section 17.01. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed in New York State without regard to its conflicts of laws principles. The Parties irrevocably acknowledge and accept that all actions arising under or relating to this Agreement, and the transactions contemplated hereby and thereby shall be brought exclusively in a United States District Court or New York State Court located in Albany, New York having subject matter jurisdiction over such matters, and each of the Parties hereby consents to and accepts such personal jurisdiction of, and waives any objection as to the laying of venue in, such courts for purposes of such action.

Section 17.02. Laws of the State of New York. Seller shall comply with all of the requirements set forth in Exhibit A hereto.

Section 17.03. All Legal Provisions Deemed Included. It is the intent and understanding of the Seller and NYSERDA that each and every provision of law required by the laws of the State of New York to be contained in this Agreement shall be contained herein, and if, through mistake, oversight or otherwise, any such provision is not contained herein, or is not contained herein in correct form, this Agreement shall, upon the application of either NYSERDA or the Seller, promptly be amended so as to comply strictly with the laws of the State of New York with respect to the inclusion in this Agreement of all such provisions.

Section 17.04. Permits and Approvals. The Seller shall be responsible to obtain all applicable permits and regulatory approvals that may be required in order to develop and/or operate the Bid Facility over the duration of the Contract Delivery Term. Neither the RPS Program nor selection under this RFP in any way replaces or modifies the necessity or applicability of any permit or approval process by any jurisdiction. NYSERDA’s obligations to make payments to Sellers will be conditional on the acquisition of all such permits and approvals. Upon request by NYSERDA Seller must demonstrate such acquisition and/or provide copies of all permits and approvals acquired. Seller shall provide prompt Notice to NYSERDA of the initiation of any criminal or regulatory investigation, hearing, proceeding, or review process (“Process”) by any federal or State entity regarding any actual or alleged violation of any permit or approval obtained or applied for with respect to the Bid Facility, as well as of any modification, penalty and/or fine that may be imposed or occur as a result of such a Process or violation.

Section 17.05. Other Legal Requirements. The references to particular laws of the State of New York in this Article and elsewhere in this Agreement are not intended to be exclusive and nothing contained in such Article, Exhibit and Agreement shall be deemed to modify the obligations of the Seller to comply with all legal requirements.

Article XVIII

Additional Provisions

Section 18.01. Forward Contract. Each Party represents and warrants to the other that it is a “forward contract merchant” within the meaning of the United States Bankruptcy Code, that this Agreement is a “forward contract” within the meaning of the United States Bankruptcy Code, and that the remedies identified in this Agreement shall be “contractual rights” as provided for in 11 U.S.C. § 556 as that provision may be amended from time to time.

Section 18.02. Taxes. Seller shall be responsible for and obligated to pay all present and future taxes, fees and levies that may be assessed by any entity upon the Seller’s provision of Attributes to NYSERDA, or with respect to the creation of the RPS Attributes and/or the energy with which they are associated, up to the Delivery Point.

Section 18.03. Term. Unless terminated earlier under this Article, this Agreement shall expire upon the expiration of the Contract Delivery Term, provided that payment has been made for all RPS Attributes as to which a Certification and Assignment of Rights Form has been delivered to NYSERDA. Upon such date or upon earlier Termination of this Agreement under Article XIV, neither Party shall have any further obligation to the other, except that Sections 11.01, 17.01, 20.01, 21.02, 21.03, 21.04, and NYSERDA’s Payment obligation under Article IV shall survive.

Section 18.04. Waiver. Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. No provision of this Agreement will be deemed to have been waived unless the waiver is in writing; no delay by NYSERDA in exercising its rights hereunder, including the right to terminate this Agreement, shall be deemed to constitute or evidence any waiver by NYSERDA of any right hereunder. The rights granted in this Agreement are cumulative of every other right or remedy that the enforcing Party may otherwise have at law or in equity or by statute.

Section 18.05. Independent Contractor. The status of the Seller under this Agreement shall be that of an independent contractor and not that of an agent, and in accordance with such status. Seller and its respective officers, agents, employees, representatives and servants shall at all times during the term of this Agreement conduct themselves in a manner consistent with such status and by reason of this Agreement shall neither hold themselves out as, nor claim to be acting in the capacity of, officers, employees, agents, representatives or servants of NYSERDA nor make any claim, demand or application for any right or privilege applicable to NYSERDA, including, without limitation, rights or privileges derived from workers’ compensation coverage, unemployment insurance benefits, social security coverage and retirement membership or credit.

Section 18.06. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as will enable it to be enforced.

Section 18.07. Seller Expense. Seller shall, at its own expense, make all arrangements necessary to interconnect the Bid Facility with a transmission or distribution system and to comply with the Delivery Requirement. This requirement encompasses Seller’s purchasing or arranging for all services including without limitation transmission, ancillary services, any control area services, line losses and transaction fees necessary to deliver energy to the New York Control Area, in accordance with all rules and protocols of the NYISO, throughout the Contract Delivery Term.

Section 18.08. Environmental Disclosure. At the time of the execution of this Agreement, New York does not employ any registry for the tracking, registration, or trading of renewable or environmental attributes or credits, but rather has instituted the Environmental Disclosure program, under which the Department of Public Service will conduct Conversion Transactions to accomplish verification of the transactions consummated hereunder. In the event that an attribute or credit registry is adopted in the future, Seller and Buyer agree to: (1) take such steps as are required under such system to continue to transfer RPS Attributes to NYSERDA in accordance with the terms of this Agreement; and (2) amend this Agreement as needed to effect its intent and to comply with any requirements of such attribute or credit registry. Should the PSC create, sanction, adopt or begin participation in a tracking system for accounting for attributes or certificates associated with generation in the New York Control Area, Seller shall deliver the attributes or certificates associated with each RPS Attribute to an account designated by NYSERDA.

Section 18.09. Covenant. Seller hereby covenants and promises that the Bid Facility is or will be eligible under the Order and that it will remain so throughout the Contract Delivery Term.

Article XIX

Notices, Entire Agreement, Amendment, Counterparts

Section 19.01. Notices. All notices, demands and other communications hereunder shall be effective only if given in writing and shall be deemed given when (a) delivered in person, (b) delivered by private courier (with confirmation of delivery), (c) transmitted by facsimile (with confirmation of transmission) or (d) five Business Days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid. For purposes hereof, notices, demands and other communications shall be sent to the following (or to such other address as the Seller or NYSERDA shall have furnished to the other party in writing):

To Seller:	Noble Altona Windpark, LLC
c/o Noble Environmental Power
Attn: Charles C. Hinckley, CEO
8 Railroad Avenue
Essex, CT 06426

With a copy to:	Latham & Watkins, LLP
Attn: John Sachs
555 Eleventh Street, NW Washington, DC 20004-1304

To NYSERDA:	NYSERDA
Attn: Office of General Counsel
17 Columbia Circle
Albany, New York 12203-6399

Section 19.02. Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding between NYSERDA and the Seller and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as otherwise expressly provided for herein, this Agreement may be amended, modified, changed, waived, discharged or terminated only by an instrument in writing, signed by the Party against which enforcement of such amendment, modification, change, waiver, discharge or termination is sought.

Section 19.03. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Article XX

Publicity

Section 20.01. Publicity. Seller and/or the Bid Facility owner will collaborate with NYSERDA’s Communications Unit, or RPS program staff, with regard to the preparation of any press release, public announcement, publication or media interview with respect to the Parties’ entry into this Agreement or the subject matter thereof or which concerns NYSERDA or the RPS Program. Staff can be contacted by calling 518-862-1090. In any such press release, public announcement publication, or media interview Seller and/or the Owner of the Bid Facility and/or its employees shall credit NYSERDA and the funding participation of the Renewable Portfolio Standard in the activities of the Bid Facility. Seller will not represent that positions taken or advanced by Seller represent the opinion or position of NYSERDA or the State of New York.

Article XXI

Confidentiality

Section 21.01. In order to enable NYSERDA and the administrator of the NYS Environmental Disclosure Program to verify delivery of RPS Attributes, NYSERDA will require the Seller to provide detailed monthly market accounting settlement or other pertinent data from the administrator(s) of the energy market into which energy from the Bid Facility was delivered. Seller may also be required to waive confidentiality, as to NYSERDA, for the direct transfer to NYSERDA by an energy market administrator of transactional and/or delivery information and data pertinent to the verification of RPS Attribute creation and delivery.

Section 21.02. Freedom of Information Law. Seller acknowledges that NYSERDA is subject to and must comply with the requirements of New York’s Freedom of Information Law (“FOIL;” see Public Officers’ Law Article 6).

Section 21.03. Claim of Confidentiality. Information of any tangible form including any document that Seller wishes to be protected from disclosure to third parties, including any information provided as a part of a Bid Proposal Package submitted in response to RFP 916, must be marked “Confidential” or “Proprietary” at the time such information is provided to NYSERDA.

Section 21.04. Trade Secrets/Commercial Information. The FOIL Law (Public Officers Law § 87(d)(2)) provides an exception to disclosure for records or portions thereof that “are trade secrets or are submitted to an agency by a commercial enterprise or derived from information obtained from a commercial enterprise and which if disclosed would cause substantial injury to the competitive position of the subject enterprise.” If NYSERDA receives a request from a third party for information or a document received from Seller and which has been marked “Confidential” or “Proprietary,” NYSERDA will process such request under the procedures provided by NYSERDA’s FOIL regulations (see www.nyserda.org/About/NYSERDA.Regulations.pdf).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives.

NOBLE ALTONA WINDPARK, LLC		NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY

By	/s/ Thomas F. Swank	By	/s/ Peter R. Smith

Name	Thomas F. Swank	Name	Peter R. Smith

Title	Vice President	Title	President

STATE/PROVINCE OF Connecticut	)
	)	SS:
COUNTY/CITY OF Middlesex	)

On the 23 day of March, 2007, before me, the undersigned, personally appeared Thomas Swank, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the isndividual(s), or the person on behalf of which the individual(s) acted, executed the instrument.

/s/ Jennifer Kovacs
Notary

JENNIFER KOVACS
NOTARY PUBLIC
MY COMMISSION EXPIRES MAY 31, 2011